Exhibit 26(d)(viii)

Endorsement to Policy Loans Provision (Form AE1617 1006)

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

(A STOCK COMPANY)

Home Office: Columbus, Ohio

Administrative Office: [Clearwater, Florida]

ENDORSEMENT TO POLICY LOANS PROVISION

Western Reserve Life Assurance Co. of Ohio has issued this Endorsement as part of the Policy to which it is attached.

The sixth paragraph, including the numbered items below it, of the Policy Loans provision is replaced with the following:

We will declare a preferred loan charge rate on an amount equal to the unloaned portion of the Cash Value minus the cost basis. This cost basis is calculated as:

1.	The total of Premiums into the Policy; minus
2.	Withdrawals from the Policy; plus
3.	The similarly calculated cost basis of any previous cash value life insurance policy that has been exchanged for the Policy under Section 1035 of the Internal Revenue Code.

This Endorsement becomes effective on the same date as the Policy unless a later date is shown here.

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

Secretary

AE1617 1006